NEXPOINT REAL ESTATE STRATEGIES FUND

(the “Fund”)

Supplement dated July 24, 2024 to the Fund’s Statement of Additional Information (the “SAI”), dated April 30, 2024, as supplemented from time to time

This supplement provides new and additional information beyond that contained in the SAI and should be read in conjunction with the SAI. Capitalized terms and certain other terms used in this supplement, unless otherwise defined in this supplement, have the meanings assigned to them in the SAI.

Effective immediately, the following will replace the table entitled “Officers” in the “Management of the Fund” section beginning on page 18 of the SAI:

Name, Date of Birth, Position(s) held with the Trust and Length of Time Served, Term of Office	Principal Occupations(s) During the Past Five Years
OFFICERS

James Dondero (6/29/1962) President and Principal Executive Officer since March 2016; Indefinite Term

Founder of NexPoint; Co-founder of HCMLP and NexPoint Asset Management, L.P. (“NAM”); Chairman of the Board of NexPoint Residential Trust, Inc. since 2015; NexPoint Hospitality Trust, NexPoint Real Estate Finance, Inc., Texmark Timber Treasury, L.P., and SeaOne Holdings, LLC; Portfolio Manager of GAF, HFRO, NexPoint Event Driven Fund and NexPoint Merger Arbitrage Fund (each a series of NFI); NexPoint Climate Tech Fund (series of NFII); the BDC; and NRESF.

Frank Waterhouse (4/14/1971) Treasurer since March 2016; Principal Financial and Accounting Officer since April 2021; Indefinite Term	Chief Financial Officer of Skyview Group since February 2021; Chief Financial Officer and Partner of HCMLP from December 2011 and March 2015, respectively, to February 2021; Treasurer of the Fund Complex since May 2015.
Dustin Norris (1/6/1984) Executive Vice President since April 2019; Indefinite Term	Head of Distribution and Chief Product Strategist at NexPoint since March 2019; President of NexPoint Securities, Inc. since April 2018; Officer of the Fund Complex since November 2012.
Stephanie Vitiello (6/21/1983) Secretary since April 2021; Chief Compliance Officer and Anti-Money Laundering Officer since November 2021; Indefinite Term	Chief Compliance Officer and Counsel of Skyview Group since February 2021. Prior to her current role at Skyview Group, Ms. Vitiello served as Managing Director – Distressed, Assistant General Counsel, Associate General Counsel and In-House Counsel for HCMLP.
Will Mabry (7/2/1986) Assistant Treasurer since April 2021; Indefinite Term	Director, Fund Analysis of Skyview Group, since February 2021. Prior to his current role at Skyview Group, Mr. Mabry served as Senior Manager – Fund Analysis, Manager – Fund Analysis, and Senior Fund Analyst for HCMLP.

Name, Date of Birth, Position(s) held with the Trust and Length of Time Served, Term of Office	Principal Occupations(s) During the Past Five Years
OFFICERS
Lauren Fetty (4/15/1992) Assistant Secretary since June 2024; Indefinite Term	Assistant Secretary since February 2024 and Corporate Counsel of Skyview Group since July 2022. Prior to her current role at Skyview Group, Ms. Fetty served as an attorney for Stanton LLP.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.

NRESF-SUPP-0724